Exhibit No. 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


To the Board of Trustees and Shareholders of Korea Capital Trust:

We consent to the incorporation by reference in Post-Effective Amendment #4 to the Registration Statement on Form N-1A of Korea Capital Trust (File No. 33-46030) of our report dated October 13, 1995 on our audit of the financial statements and financial highlights of the Korea Capital Fund, a series of Korea Capital Trust, which report is included in the Annual Report to Shareholders for the year ended August 31, 1995 which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Highlights".


/s/ Coopers & Lybrand, L.L.P.
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    Coopers & Lybrand, L.L.P.

Los Angeles, California
January 31, 1996